UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 0-5680
                                                                       ---------


                                BURKE MILLS, INC.
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             (Exact name of registrant as specified in its charter)


             191 Sterling Street NW, Valdese, NC 28690 828 874-6341
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   (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      |_|           Rule 12h-3(b)(1)(i)      |_|
Rule 12g-4(a)(1)(ii)     |X| *         Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)      |_|           Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(i)      |_|           Rule 12h-3(b)(2)(ii)     |_|
                                       Rule 15d-6               |_|

* Rule 12g-4(a)(2) as amended.

Approximate  number of holders of record as of the certification or notice date:
  344
-------

     The Registrant hereby requests that the Securities and Exchange Commission determine that this termination take effect 30 days after filing of this Certificate with the Commission.

     Pursuant to the requirements of the Securities Exchange Act of 1934 Burke Mills, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                     BURKE MILLS, INC.


Date: December 31, 2007                              By: s/ Thomas I. Nail
      ----------------------                             ----------------------
                                                         President